Exhibit 99.1
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                        TELS CORPORATION (the "Company")
                                 CODE OF CONDUCT


This Code of Conduct applies to Tels Corporation. and any of its subsidiaries or affiliated companies (unless designated otherwise the "Company"). The Company reserves the right to change, amend, or eliminate the Code of Conduct or any provision in it without prior notice to any employee. The Code of Conduct does not alter the at-will employment relationship between an employee any the Company.

I.  Conflict of Interest

No employee may benefit personally from the Company's dealings with other clients, affiliates, customers, manufacturers or distributors.

No employee may compete in any other business whether as an employee, consultant, owner or in any other company without the express prior written consent of a designated member of the Company's officers or directors except for passive investments by the employee which do not conflict with the employee's obligations toward the Company or interfere with the performance of the employee's job duties which must be approved by the Company. The Company will not unreasonably withhold its consent to such passive investments.

No employee shall enter into, on behalf of the Company, contract, agreement, or other business arrangement with any close family member or with any corporation, partnership, association, or other entity in which the employee or a close family member has any substantial financial interest, without the express written consent of the Company's officers or directors. For purposes of this Code of Conduct, a close family member includes an employee's spouse, domestic partner, anyone commonly regarded as a ""significant other"" or any employee" biological or adopted child, parent, sibling, or grandparent, and also includes any other person who lives in the same household.

II. Use of Company Resources

No Company employee may give or accept a bribe. All payments for services shall be reasonable in relationship to the nature of the services provided.

No Company employee will offer gifts to business contacts if the act of giving the gift is prohibited by law or prohibited by the contact's own company policies. Gifts should never be given for the purpose of improperly influencing the recipient.

No Company employee shall accept a gift from a Company vendor or supplier of greater than $50. Company property, both tangible and intellectual, should be safeguarded as if it were the employee's own.


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III.   Fraud, Dishonesty or Criminal Conduct

Fraud, dishonesty or criminal conduct or any violent activity is strictly prohibited by the Company. If fraud, dishonesty, criminal conduct or any other activity not condoned by the Company is detected or suspected of any Company employee, or anyone doing business with the Company, it should be reported to the designated member of the Company's executive management. The Company prohibits retribution of any kind against persons who report suspected wrongdoing in good faith. Such action shall be grounds for immediate termination for cause.

IV. Safeguarding Non-Public Information

Confidential information about the Company or its suppliers or customers or other companies should never be shared with anyone outside the Company without the prior written approval of Company executive management. It is illegal for former employees to use information about the Company or its suppliers or customers obtained while a Company employee, or to take confidential Company-owned records with them when they leave the Company.

V. Securities Transactions

No employee may trade securities of The Company or any other company if the employee knows any non-public information about the Company or the company whose securities are being traded that a reasonable person might consider important in deciding whether to buy, sell, or hold such company's securities. This conduct is commonly referred to as "insider trading", and as such, is illegal and would be grounds for immediate termination.

Any questions regarding the Company policy on insider trading should be referred to the Chief Executive Officer or Chief Financial Officer of the Company. Legal penalties for trading on or communicating material non-public information are severe. These penalties apply to both the individuals involved in the insider trading and to their employers. A person can be subject to penalties even if he or she did not personally benefit from the violation. Penalties include fines, jail sentences, and disgorgement of profit.

The term "insider" may include not only officers, director and employees, but also spouses, parents, children and children's spouses who reside with the officer, director or employee. In some circumstances persons living in the same household as an officer, director, or employee, or anyone for whom the officer, director, or employee is financially responsible may also be considered an insider.

Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Material information is also information that can reasonably be expected to have an effect on the price of a company's securities. Material information includes, but is not limited to, dividend changes, earnings estimates, changes in previously-released earnings estimates, significant merger or acquisition proposals, major litigation, and extraordinary developments.

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VI. Trade Practices

All employees are expected to comply fully with all statutes and regulations applicable to the Company businesses, including anti-trust laws, unfair trade practice laws, nondiscrimination statutes and the Company's trade practice policies. No employee shall discuss competitively sensitive information with a competitor, agree to fix prices, divide markets, boycott customers or vendors or engage in other anti-competitive practices.

VII. Employment Practices

The Company forbids employment discrimination or harassment based on race, color, gender, national origin, religion, age, disability, veteran status, sexual orientation, or marital or parental status. All employees have an obligation to become familiar with and to comply with the Company's policy on non-discrimination.

All employees, especially management, should understand that they have an obligation to report any improper discrimination or harassment to corporate executive management immediately, even if they are not the target of such discrimination or harassment. Managers and even employees can be held personally liable for engaging in unlawful discrimination or harassment.

The Company will not indemnify or provide a defense to any employee or manager who it believes has engaged in unlawful discrimination or harassment in the event that he or she is named as a defendant in any charge or complaint of discrimination or harassment.

VIII. Interactions with Outside People and Organizations

All media inquiries regarding The Company should be referred to or discussed with the the Company's Chief Executive Officer or Chief Financial Officer prior to media contact.

IX. Internal Controls

Every employee must follow the management guidelines which are designed to provide reasonable assurance to shareholders and regulators that the Company businesses are being operated effectively and efficiently under applicable laws and regulations and that financial statements prepared by the Company are accurate.

X.  Privacy

Confidential personnel or medical information about Company employees should not be disclosed to persons outside the Company without the employee's written permission or as is required by law. Managers and supervisors should also treat such information as confidential within the Company and should disclose it to other company employees only is there is a significant need to know.

The Company's computers, telephones, voicemail system, email system, other electronic equipment and systems, including software systems, physical files, lockers, desks, and other furniture are the property of the Company. Employees have no right of privacy as to any materials, communications, information, or files maintained in or on the Company's property or transmitted or stored through the Company's computer, voicemail, e-mail, or telephone systems.


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XI. Intellectual Property

Intellectual property that is designed, created, developed or modified while performing work-related duties is the Company's property, not the employee's. Company employees may not copy software provided to the Company by vendors unless the Company is licensed to make copies and the employee has received written permission from the Company's Chief Executive Officer.

XII. Safety

Maintaining a safe working environment is of the utmost importance and is the responsibility of everyone. All employees and managers have an obligation to familiarize themselves with and to comply with the safety rules and directives of the Company and its Corporate Guidelines.

In some circumstances managers can be held criminally responsible for injuries caused by their failure to observe proper safety procedures.

XIII. Charitable Fundraising

Employees are encouraged to participate in outside community and charitable services including political and religious organizations. These activities must be limited to hours outside the normal work hours and are restricted from company time and property unless specific written permission is received from the Chief Executive Officer.

XIV. Open Door Policy

Company employees will have access to their supervisor without having a formal appointment without any hindrance, on issues of professionalism, legal, counting, medical, insurance or client related fraud. Also covered is sexual abuse, emotional abuse, and harassment of any kind by another employee or supervisor. If an employee abuses such privilege, he or she could face limitations to Open Door Policy. Open door policy is not to take the place of normal discussion between employee and supervisor and not intended to circumvent supervision in work performance, compensation. Employee will have access to the Chairman or CEO directly if no other supervisor resolves the issue at hand.

XV. Destruction and Preservation of Relevant Materials

Company employees at all levels will preserve all information of a business nature for a minimum of 3 years. Voice Mails can be deleted weekly, electronic communications including emails; electronic files will be kept for two years. Medical files, client master files, including engagement letter and all correspondences, audits and the likes will be kept for a minimum of 5 years. Personal emails and files may be deleted at will. All information on the Company's property, computer systems, files, electronic media located on a company owned, leased or managed site will be the property of the Company and as such subject to search and disclosure.

XVI. Environmental Responsibility

Company employees should conduct their The Company business in compliance with all applicable environmental laws and regulations. The Company encourages employees to recycle and to conserve energy and other resources.


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